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FOR IMMEDIATE RELEASE

DATE: April 8, 1999


                                                FOR ADDITIONAL INFORMATION

                                                R. Larry Campbell, President
                                                Carolina Fincorp, Inc.
                                                (910) 997-6245


                       CAROLINA FINCORP, INC. ANNOUNCES
                       APPROVAL OF STOCK REPURCHASE PLAN

     R. Larry Campbell, President of Carolina Fincorp, Inc., Rockingham, North Carolina, announced that the Company's Board of Directors has adopted a stock repurchase plan. Under the stock repurchase plan, Carolina Fincorp will be able to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. Mr. Campbell stated, "The Board's action was based on its conclusion that the ability to repurchase stock under certain appropriate circumstances will help the Company enhance the value of its common stock for its stockholders and manage its capital." Under the plan, as approved by the Board of Directors, Management could repurchase up to five percent of the Company's currently outstanding common stock without further Board approval when repurchases are considered prudent and in accordance with purchase price limitations set forth in the Board's approval of the Plan.

     The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable securities and other laws.

     As of December 31, 1998, Carolina Fincorp had consolidated assets of $116.6 million, consolidated stockholders' equity of $15.8 million and 1,905,545 shares outstanding. The Company's wholly owned subsidiary, Richmond Savings Bank, Inc., SSB, provides banking services through its offices in Rockingham, Southern Pines, Laurinburg and Ellerbe, North Carolina. The Company's common stock is listed for quotation on the Nasdaq National Market under the symbol "CFNC".